UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2010

DynCorp International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32869	01-0824791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia		22042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (571) 722-0210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 21, 2010, DynCorp International Inc. (“DynCorp International”), in anticipation of its previously announced merger with Delta Tucker Sub, Inc. (“Merger Sub”), an entity created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management L.P. (the “Merger”), announced that Merger Sub intends to offer $455 million aggregate principal amount of senior notes due 2017 (the “Notes”). The obligations of Merger Sub to issue the Notes will be assumed by DynCorp International upon consummation of the Merger. The net proceeds from the offering of the Notes will be used to finance in part the consideration to be paid in the Merger, to refinance DynCorp International’s existing indebtedness and to pay fees and expenses related to the Merger and the associated financings.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this report is neither an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes and related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release issued by DynCorp International Inc. on June 21, 2010

The information contained in this Exhibit 99.1 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International Inc.

By:	/s/ Michael J. Thorne
Michael J. Thorne
Senior Vice President, CFO and Treasurer

Date: June 21, 2010